SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                      ___________________________________


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported)  OCTOBER 6, 1995

                         Commission file number  0-2258


                             SMITHFIELD FOODS, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of Incorporation)


                      0-2258                      52-0845861
              (Commission File Number)         (I.R.S. Employer
                                              Identification No.)


               501 North Church Street Smithfield, Virginia 23430
                    (Address of principal executive offices)

       Registrant's telephone number, including area code (804) 357-4321

Item 5. Other Events.

     Smithfield Foods, Inc. (NASDAQ: SFDS) has announced that it has signed a letter of intent to acquire all of the common stock of John Morrell & Co. from Chiquita Brands International, Inc. (NYSE: CQB). The consideration will consist of a combination of $25 million in cash and Smithfield Foods common stock worth $33 million (based on average trading prices during the 30 days prior to closing). Upon closing, Smithfield Foods will assume all of the assets, liabilities and obligations of John Morrell. The parties intend to close the transaction by December 31, 1995. The transaction is subject to the completion of a definitive purchase agreement containing various conditions to the sale and to the receipt of all necessary governmental and regulatory approvals.

     John Morrell & Co. is a large fresh pork and processed meats processor located in the Midwest, with plants in Sioux Falls, South Dakota, Sioux City, Iowa, Great Bend, Kansas, Cincinnati, Ohio and Chicago, Illinois. John Morrell slaughters approximately 30,000 hogs a day and markets a wide variety of branded processed meats under brand names that include John Morrell, Dinner Bell, Kretschmar, Rath Black Hawk, Tobin's First, Peyton's and Rodeo. John Morrell had fiscal 1994 sales of $1.4 billion.


     Smithfield Foods, Inc. is a leading hog producer, pork processor and fresh pork and processed meat marketer with significant market presence in the Mid-Atlantic and Southeast and increasing market positions in other regions of the country. The Company's brands include Smithfield, Smithfield Lean Generation Pork, Gwaltney, Patrick Cudahy, Luter's, Esskay, Hamilton's, Valleydale, Mash's, Jamestown, Realean, Patrick's Pride, Great and others. Smithfield Foods had sales of $1.5 billion for the fiscal year ended April 30, 1995.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SMITHFIELD FOODS, INC.



                                   /s/ Aaron D. Trub
                                   Aaron D. Trub
                                   Vice President, Secretary and
                                   Treasurer


Date:  October 10, 1995